Exhibit 2.2

AMENDMENT NO. 1 TO

THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of May 28, 2008, to the Agreement and Plan of Merger, dated as of April 2, 2008 (the “Original Agreement”), is entered into by and among Perini Corporation, a Massachusetts corporation (“Parent”), Trifecta Acquisition LLC, a California limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Tutor-Saliba Corporation, a California corporation (the “Company”), Ronald N. Tutor, a resident of California and a trustee under each of the Controlling Trusts (as defined in the Original Agreement) (in the capacity as Shareholder Representative as provided in Section 6.15 of the Original Agreement or in any other capacity contemplated hereby, the “Shareholder Representative”), and the shareholders of the Company (including the Shareholder Representative, each a “Shareholder” and collectively, the “Shareholders”), by the Shareholder Representative as their respective agent and attorney-in-fact pursuant to Section 6.15(a) of the Original Agreement. All capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed thereto in the Original Agreement.

RECITALS

WHEREAS, the Parties entered into the Original Agreement on April 2, 2008, and Section 11.4 of the Original Agreement provides that, subject to Applicable Law and subject to the other provisions of the Original Agreement, the Original Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each Party;

WHEREAS, the Parties desire to amend the Original Agreement to clarify the understanding of the Parties that the Company will be permitted to make distributions to its Shareholders for taxes as a result of income of the Company from January 1, 2008 through the Closing, on the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors of Parent, acting upon the recommendation of the Special Committee, and the respective boards of directors of Merger Sub and the Company have each duly and validly adopted resolutions (i) determining that this Amendment and the other transactions contemplated hereby are advisable, fair to and in its and its respective shareholders’ or members’, as appropriate, best interests; and (ii) approving the execution and delivery of this Amendment and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholders hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE ORIGINAL AGREEMENT

The Parties hereby agree to amend the Original Agreement as follows:

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1.1       Amendment to Section 10.1 of the Company Schedule of the Original Agreement. Clause 2 of Section 10.1 of the Company Schedule to the Original Agreement is hereby amended and restated in its entirety to read as follows:

A cash distribution of up to $15,000,000 to the shareholders pro-rata to pay income taxes on the “net taxable income” of the Company (determined on a basis consistent with “net taxable income” in the definition of “Final Separate Year Tax Amount” included in Section 10.1 of the Merger Agreement) for the period from January 1, 2008 to March 31, 2008; provided, however, that no further distributions of cash as “Distributable Property” shall be made from and after the date of the Amendment. Such distribution shall not be subject to the restrictions set forth in Section 6.20 of the Agreement.

1.2        Amendment to Add Section 6.21 to the Original Agreement. The Original Agreement is amended to add a new Section 6.21 to read as follows:

6.21	Adjustment for Pre-Closing Taxes.

(a)       Notwithstanding the limitations set forth in Section 6.1(b)(ii) or Section 6.1(b)(vii), the Company may declare and pay in cash to the Shareholders as a tax distribution an amount equal to the Final Separate Tax Year Amount within one (1) Business Day of the Closing following the final determination of such amount as determined pursuant to this Section 6.21. Prior to declaring and distributing any amount under this subsection (a), the Company shall prepare and deliver (or shall cause to be prepared and delivered) to Parent within four (4) Business Days of the Closing a statement showing the Company’s calculation of the Final Separate Tax Year Amount (the “Draft Final Separate Tax Year Amount Statement”), together with such supporting calculations and workpapers with respect thereto and any other documents in connection therewith as Parent shall reasonably request. If Parent does not object to the Draft Final Separate Tax Year Amount Statement within three (3) Business Days after receipt thereof, then the Draft Final Separate Tax Year Amount Statement shall become final and binding on the Parties. The Company shall give Parent and its authorized Representatives reasonable access, during normal business hours, to all Representatives (including attorneys and accountants), personnel, books and records of the Company as reasonably requested by Parent to assist it in its review of the Draft Final Separate Tax Year Amount Statement. Any objection to the Draft Final Separate Tax Year Amount Statement shall be made in writing and shall set forth the basis for such objection in reasonable detail. If Parent objects to the Draft Final Separate Tax Year Amount Statement within three (3) Business Days of the delivery thereof, then Parent and the Company shall negotiate in good faith to resolve promptly any such objection(s). Any resolution of any such objection(s) shall be in writing and shall be conclusive and binding on the Parties. If Parent and the Company do not reach a final resolution within five (5) Business Days after the Company has received Parent’s statement of objection(s), then all objections remaining unresolved will be submitted promptly to a nationally-recognized independent accounting firm as is mutually acceptable Parent and the Shareholder Representative (the “Neutral Arbitrator”). The resolution of the objections(s) by the Neutral Arbitrator shall be set forth in writing and shall be conclusive and binding upon the Parties. The Parties shall instruct the Neutral Arbitrator to, and take all reasonable actions requested by the Neutral Arbitrator so that it may, finally determine the

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objections(s) within ten (10) Business Days of the submission of the objection(s) to the Neutral Arbitrator. Parent, on the one hand, and the Shareholders, on the other hand, shall share equally the fees and expenses of the Neutral Arbitrator, which allocation of fees shall be included in any final payment as a result of the resolution of the objection(s). The Draft Final Separate Tax Year Amount Statement, as finally determined hereunder, whether by agreement, deemed agreement or determination by the Neutral Arbitrator, shall be binding on all Parties. Pending final determination of the Draft Final Separate Tax Year Amount Statement, in order that the Closing may occur prior to such determination, upon request of Parent or the Company, the Company within one (1) Business Day following such request shall declare and pay in cash to the Shareholders as a tax distribution an amount equal to the Final Separate Tax Year Amount giving effect to the resolution of all then unresolved objections in favor of Parent, and upon the final determination of the Draft Final Separate Tax Year Amount Statement in the manner contemplated hereby following the Effective Time, Parent shall cause the Company to declare and pay in cash to the Shareholders as a tax distribution the amount, if any, by which the Final Separate Tax Year Amount in the manner contemplated by the other provisions of this Section 6.21(a) exceeds the Final Separate Tax Year Amount used for purposes of the first distribution contemplated by this sentence.

(b)       Following completion and filing of all of the Company’s Tax Returns that include any Pre-Closing Period, in the event that Parent or the Shareholder Representative determines that (x) the Final Separate Tax Year Amount as calculated and distributed pursuant to Section 6.21(a) (the “Closing Final Separate Tax Year Amount”) was different from (y) the amount that would have been determined and distributed by the Company if the Final Separate Tax Year Amount had been calculated using the income reported on all such Company Tax Returns for the Final Separate Tax Year (taking into account the adjustments required by the definition of Final Separate Tax Year Amount) (the “Post-Closing Final Separate Tax Year Amount”), either Parent or the Shareholder Representative may notify the other of such difference (such notification, the “Post-Closing Tax Year Amount Notice”) within six (6) months of the filing of such of the Company’s Tax Returns. If the recipient of the Post-Closing Tax Year Amount Notice does not object to the calculations therein within ten (10) Business Days of the delivery of such notification, together with all supporting documentation, then the calculation set forth in the Post-Closing Tax Year Amount Notice shall be conclusive and binding on the Parties. If the recipient of the Post-Closing Tax Year Amount Notice timely objects to the calculation therein, then Parent and the Shareholder Representative shall resolve such differences in the manner contemplated for resolving disagreements with respect to the Draft Final Separate Tax Year Amount Statement in Section 6.21(a). The Post-Closing Final Separate Tax Year Amount, as finally determined hereunder, whether by agreement, deemed agreement or determination by the Neutral Arbitrator, shall be binding on all Parties. Within five (5) Business Days of the final determination of the Post-Closing Final Separate Tax Year Amount, (i) if the Post-Closing Final Separate Tax Year Amount exceeds the Closing Final Separate Tax Year Amount, Parent shall cause the Company to pay in cash to the Shareholder Representative to be distributed to all Shareholders the amount of such excess, or (ii) if the Closing Final Separate Tax Year Amount exceeds the Post-Closing Final Separate Tax Year Amount,

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the Shareholders shall pay in cash to Parent the amount of such excess, or, at the Shareholder Representative’s election if delivered to Parent within three (3) days of the final determination, or at the election of Parent if the Shareholders have failed to make payment within thirty (30) calendar days following the final determination, the aggregate principal amount of any Dividend Note(s) shall be reduced by such excess.

1.3        Amendment to Section 10.1 of the Original Agreement. Section 10.1 of the Original Agreement is hereby amended to add the following defined terms, inserted into such Section 10.1 in alphabetical order:

“Amendment” means Amendment No. 1 to this Agreement, dated as of May 28, 2008.

“Assumed Tax Rate” means forty percent (40%).

“Final Separate Tax Year” means the period commencing on and including January 1, 2008 and ending on and including the Closing Date.

“Final Separate Tax Year Amount” means an amount equal to the product of (i) the aggregate net taxable income of the Company for the Final Separate Tax Year and (ii) the Assumed Tax Rate, less the sum of (x) all amounts paid by the Company in reliance on Clause 2 of Section 10.1 of the Company Schedule prior to the Amendment, which the Company currently represents and warrants equals $11,571,226, plus (y) all other amounts, if any, previously distributed to the Shareholders by the Company in respect of the Shareholders’ income tax liabilities arising from inclusion of the Company’s Final Separate Tax Year income in their taxable income. For purposes of this definition, the net taxable income of the Company (A) shall exclude any income or gain of the Company realized in respect of the transactions contemplated by this Agreement or otherwise not in the ordinary course of the Company’s business, (B) shall be calculated on the basis of a closing of the books at the end of December 31, 2007 and at the end of the Closing Date, and (C) shall exclude any gain realized on the distribution of appreciated assets (whether included as part of Distributable Property or otherwise).

1.4       Amendment to Section 10.2 of the Original Agreement. Section 10.2 of the Original Agreement is hereby amended to add the following terms to the list of defined terms:

Term	Reference
“Amendment”	Section 10.1
“Assumed Tax Rate”	Section 10.1
“Closing Final Separate Tax Year Amount”	Section 6.21(b)
“Draft Final Separate Tax Year Amount Statement”	Section 6.21(a)
“Final Separate Tax Year”	Section 10.1
“Final Separate Tax Year Amount”	Section 10.1
“Neutral Arbitrator”	Section 6.21(a)
“Post-Closing Final Separate Tax Year Amount”	Section 6.21(b)
“Post-Closing Tax Year Amount Notice”	Section 6.21(b)

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ARTICLE II

EFFECT OF AMENDMENT; GENERAL PROVISIONS

2.1       Representations and Warranties. Each Party hereby represents and warrants to each other Party as of the date of this Amendment as follows:

(a) Such Party has all requisite power and authority to execute and deliver this Amendment, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party, and, other than for any Shareholder that is a natural person, no additional corporate proceedings on the part of such Party are necessary to authorize this Amendment or the consummation of the transactions contemplated hereby.

(b) This Amendment has been duly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by all other Parties, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

2.2       References; Dates. Unless otherwise indicated to the contrary, each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Original Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Original Agreement, as amended hereby, shall in all instances continue to refer to April 2, 2008, references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 2, 2008 and references to the date of the Amendment and “as of the date of the Amendment” shall refer to May 28, 2008.

2.3        Effect of Amendment. This Amendment shall form a part of the Original Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby.

2.4        No Further Amendment. Except as expressly amended hereby, the Original Agreement and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement or any of the documents referred to therein. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any condition or other provision of the Original Agreement.

2.5       Other Miscellaneous Terms. Section 10.3 of the Original Agreement (other than clauses (j), (k) or (l) thereof) and Article XI of the Original Agreement are each hereby incorporated by reference into this Amendment and shall each apply to this Amendment equally as if set forth fully herein with respect to this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment as of the date first written above.

Parent:

PERINI CORPORATION

By:	/s/Robert Band
Name: Robert Band
Title: President & Chief Operating Officer

Merger Sub:

TRIFECTA ACQUISITION LLC

By:
/s/Robert Band
Name: Robert Band
Title: President

TRIFECTA ACQUISITION LLC

By:	/s/Rosemary A. Ortega
Name: Rosemary A. Ortega
Title: Secretary

{Signature page to Amendment No. 1 to the Agreement and Plan of Merger}
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Company:

TUTOR-SALIBA CORPORATION

By:	/s/Ronald N. Tutor
Name: Ronald N. Tutor
Title: President & Chief Executive Officer

TUTOR-SALIBA CORPORATION

By:/s/William B. Sparks

Name: William B. Sparks
Title: Secretary

Shareholder Representative:

/s/Ronald N. Tutor

Ronald N. Tutor

{Signature page to Amendment No. 1 to the Agreement and Plan of Merger}
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Shareholders:

RONALD N. TUTOR SEPARATE PROPERTY TRUST

RONALD N. TUTOR 2006 QUICKGRAT

JAMES A. FROST

WILLIAM B. SPARKS

JOHN D. BARRETT

ROGER K. SEXTON

DAVID L. RANDALL

GERALD W. BROWN

ROBERT STEPHEN LEWIS

MICHAEL J. KERCHNER

JAMES FOSTER

LEONARD KAAE

MARK S. FISHBACH

JOSEPH A. GUGLIELMO

THOMAS E. ANDERSON

JOHN MCSWEENEY

MARK MAMCZARZ

ERIC CARLIN

By:	/s/Ronald N. Tutor
Name: Ronald N. Tutor
Title: Shareholder Representative, Agent
and Attorney-in-Fact

{Signature page to Amendment No. 1 to the Agreement and Plan of Merger}
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